Exhibit 10.1(a)

SIXTH AMENDMENT TO THE

CENTURYTEL DOLLARS & SENSE 401(K) PLAN

WHEREAS, the CenturyTel Dollars & Sense 401(k) Plan (“Plan”) was amended and restated by CenturyTel, Inc. (the “Company”) effective December 31, 2006;

WHEREAS, the Company must amend the Plan to bring it into compliance with the Pension Protection Act of 2006 (“PPA”), the Heroes Earnings Assistance and Relief Tax Act of 2008 (the “HEART Act”), and the Worker, Retiree, and Employee Recovery Act of 2008 (the “Recovery Act”);

WHEREAS, the Company wishes to revise the Plan’s provisions regarding administration of the Plan; and

WHEREAS, the Company reserved the right to amend the Plan in Section 14.2 of the Plan;

NOW, THEREFORE, the Plan is amended as follows:

I.

Effective January 1, 2010, Section 1.10, Committee, is amended to read in its entirety as follows:

Committee means the CenturyLink Retirement Committee, which is the committee that administers the Plan pursuant to Article XIII.

II.

Effective January 1, 2009, Section 1.13, Compensation, is amended to add a new paragraph at the end of such section that reads as follows:

For Plan Years beginning after December 31, 2008: (i) any individual receiving a differential wage payment, as defined by Section 3401(h)(2) of the Code, is treated as an Employee of the Employer making the payment, (ii) the differential wage payment is treated as Compensation, and (iii) the Plan is not treated as failing to meet the requirements of any provision described in Section 414(u)(1)(C) of the Code by reason of any contribution or benefit that is based on the differential wage payment.  Clause (iii) of the previous sentence applies only if all Employees of the Employer performing service in the uniformed services described in Section 3401(h)(2)(A) of the Code are entitled to receive differential wage payments (as defined in Section 3401(h)(2) of the Code) on reasonably equivalent terms and, if eligible to participate in a qualified retirement plan maintained by the Employer, to make contributions based on the payments on reasonably equivalent terms (taking into account Sections 410(b)(3), (4), and (5) of the Code).

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III.

Effective January 1, 2008, the first and third paragraphs of Subsection (c) of Section 3.1, Elective Deferrals, are amended in their entirety to read as follows:

Limitation on Elective Deferral.  No Participant may make Elective Deferrals under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation in Section 402(g) of the Code in effect for such taxable year, except to the extent permitted under Section 3.1(d) of this Plan and Section 414(v) of the Code, if applicable.  Notwithstanding any other provisions of the Plan, the Employer may distribute to the Participant, not later than April 15 following the calendar year to which the deferral is attributable, any deferral in excess of the aforesaid limit together with any earnings allocable thereto through the end of the calendar year to which the deferral is attributable. A Participant is deemed to notify the Committee of any Excess Deferrals that arise under this Plan and any other plans of this Employer. The Employer may also distribute to the Participant any deferrals, together with any income allocable thereto through the end of the calendar year to which the deferral is attributable, which the Participant has advised the Employer in writing by March 1 represent excess deferrals because of amounts deferred in the preceding year by the Participant under any other plans or arrangements described in Section 401(k), 408(k) or 403(b) of the Code.

Determination of Earnings:  Excess Deferrals shall be adjusted for any earnings through the end of the calendar year to which the deferral is attributable.  The amount of earnings allocable to Excess Deferrals is the income or loss allocable to the Participant’s Elective Deferral Account for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Deferrals for the Plan Year and the denominator is the Participant’s account balance attributable to Elective Deferrals as of the beginning of the Plan Year plus the Participant’s Elective Deferrals for the Plan Year.  Notwithstanding, the Committee may use any reasonable method for computing the income allocable to Excess Deferrals, provided the method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ accounts.

IV.

Effective January 1, 2008, the first sentence of the first paragraph of Subsection (e) of Section 3.9, Average Actual Deferral Percentage Percentage Test under Section 401(k) of the Code, is amended in its entirety to read as follows:

Distribution of Excess Contributions.  Notwithstanding any other provisions of this Plan, Excess Contributions (defined below), plus any income and minus any loss allocable thereto through the end of the Plan Year in which the Excess Contributions were allocated, shall be distributed no later than the last day of each Plan Year to Participants to whose accounts such Excess Contributions were allocated for the preceding Plan Year except to the extent the Excess Contributions are classified as Catch-Up Contributions.

2.

V.

Effective January 1, 2008, the first two sentences of the third paragraph of Section 3.9(e) are amended in their entirety to read as follows:

Determination of Income or Loss.  Excess Contributions shall be adjusted for any income (gain or loss) through the end of the Plan Year in which the Excess Contributions were allocated. The income or loss allocable to Excess Contributions allocated to each Participant is the income or loss allocable to the Participant’s Elective Deferral Account (and, if applicable, the Qualified Non-Elective Contribution Account or the Qualified Matching Contribution Account or both) for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Contributions for the year and the denominator of which is the Participant’s account balance attributable to Elective Deferrals (and Qualified Non-Elective Contributions or Qualified Matching Contributions, or both, if any of such contributions are included in the ADP test) without regard to any income or loss occurring during such Plan Year.

VI.

Effective January 1, 2008, the first sentence of the first paragraph of Subsection (e) of Section 3.10, Limitations on Employee Contributions and Employer Matching Contributions, is amended in its entirety to read as follows:

Notwithstanding any other provision of this Plan, Excess Aggregate Contributions, plus any income and minus any loss allocable thereto through the end of the Plan Year in which the Excess Aggregate Contributions were allocated, shall be forfeited, if forfeitable, or if not forfeitable, shall be distributed no later than the last day of each Plan Year to Participants to whose accounts such Excess Aggregate Contributions were allocated for the preceding Plan Year.

VII.

Effective January 1, 2008, the first two sentences of the second paragraph of Section 3.10(e) are amended in their entirety to read as follows:

Excess Aggregate Contributions shall be adjusted for any income (gain or loss) through the end of the Plan Year in which the Excess Aggregate Contributions were allocated.  The income or loss allocable to Excess Aggregate Contributions allocated to each Participant is the income or loss allocable to the Participant’s Employee Contributions and Matching Contributions and other amounts taken into account under this Section 3.10 (including the contributions for the year), by a fraction, the numerator of which is such Participant’s Excess Aggregate Contributions for the year and the denominator of which is the Participant’s account balance attributable to Elective Employee Contributions and Matching Contributions and other amounts taken into account under this Section 3.10 as of the beginning of the Plan Year and any additional such contributions for the year.

3.

VIII.

Effective January 1, 2007, Section 6.3, Death, is amended to add a new paragraph at the end of such section to read as follows:

In the case of a death occurring on or after January 1, 2007, if a Participant dies while performing qualified military service (as defined in Section 414(u) of the Code), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.

IX.

Effective January 1, 2007, the second sentence of the second paragraph of Subsection (b)(1) of Section 7.8, Direct Rollover, is amended in its entirety to read as follows:

However, such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b), or to a qualified defined benefit plan or a qualified defined contribution plan described in Code Section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includable in gross income and the portion of such distribution which is not so includable.

X.

Effective January 1, 2008, the first sentence of Section 7.8(b)(2) is amended in its entirety to read as follows:

An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified trust described in Section 401(a) of the Code, or a Roth IRA as described in Section 408A of the Code, that accepts the distributee’s eligible rollover distribution.

XI.

Effective April 6, 2007, Section 7.9, Qualified Domestic Relations Order, is amended to add a new paragraph at the end of such section to read as follows:

4.

A domestic relations order that otherwise satisfies the requirements for a qualified domestic relations order will not fail to be a qualified domestic relations order solely because of the time the order is issued or because the order is issued after, or revises, another domestic relations order or qualified domestic relations order.  Such order is subject to the same requirements and protections which apply to qualified domestic relations orders, including the procedures described in Section 414(p)(7) of the Code during the period the determination is being made.

XII.

Effective January 1, 2010, Article XIII, Administration of the Plan, is amended in its entirety to read as follows:

ARTICLE XIII

FIDUCIARY RESPONSIBILITIES AND PLAN ADMINISTRATION

13.1           Allocation of Fiduciary Responsibilities. Fiduciary responsibilities in connection with the Plan shall be allocated in accordance with the provisions of this Article XIII and shall be carried out in accordance with the Plan, the Charter of the CenturyLink Retirement Committee (the “Charter”) and applicable law.  It is intended that, to the extent permitted by applicable law, each fiduciary shall be obligated to discharge only the responsibilities assigned to such fiduciary and that such fiduciary shall not be charged with the responsibilities assigned to any other fiduciary.

13.2           Committee. The Committee shall serve as the Administrator, as defined in ERISA Section 3(16)(A).  The Committee is also the Named Fiduciary, as defined in ERISA Section 402(a)(2). The Committee shall be charged with the full power and responsibility for administering the Plan in accordance with the terms and delegations stated in the Plan and the Charter.

13.3           Membership of the Committee.  The Committee shall consist of 5 members.  The 2 Chairpersons of the Committee shall be the persons serving from time to time as the Senior Vice-President Human Resources and as the Senior Vice-President, Treasurer of the Company (or equivalent positions if such positions no longer exist).  The Chairpersons shall jointly appoint the remaining members of the Committee from among the officers and employees of the Company or an Affiliated Employer as at large members.  The Chairpersons may jointly remove and replace any member of the Committee at any time and shall replace any member who resigns in writing or who otherwise becomes unable to serve.   If the positions or equivalent positions of Senior Vice-President Human Resources or Senior Vice-President, Treasurer or both cease to exist within CenturyLink or a Chairperson resigns his or her position as Chairperson of the Committee or otherwise becomes unable to serve (unless and until an equivalent position is created and filled or another individual is appointed to the officer position of such Chairperson), the vacancy shall be temporarily filled by the other most tenured officer in the Human Resources Department or Treasury Department of the Company, as the case may be, who is neither an executive officer of CenturyLink nor a member of the CenturyLink Pension Benefit Administration Committee and who has not previously resigned as a Chairperson of the Committee.  If the Committee is required to take any action before a vacancy is filled, the remaining members may act before the vacancy is filled.

5.

13.4           Duties and Responsibilities of Fiduciaries. A Plan fiduciary shall have only those specific powers, duties, responsibilities and obligations as are explicitly given to such fiduciary under the Charter, Plan and Trust Agreement and shall not be responsible for any act or failure to act of another fiduciary.  The Committee shall have the sole responsibility for the administration of the Plan, as more fully described in Section 13.5 of the Plan and in the Charter to the extent that it is not inconsistent with the provisions of this Article XIII.

13.5           Plan Administrator. The Committee shall be responsible for the administration of the Plan.  In addition to any implied powers and duties that may be necessary or appropriate to the conduct of its affairs, the Committee shall have the following powers and duties, including the discretionary power:

(a)	to make and enforce such rules and regulations as it shall determine to be necessary or proper for the administration of the Plan;

(b)	to interpret the Plan and to decide all matters arising thereunder, including the right to remedy possible ambiguities, inconsistencies, and omissions;

(c)	to determine the right of any person to benefits under the Plan and the amount of such benefits;

(d)
to issue instructions to a Trustee or insurance company to make disbursements and loans from the Trust, and to make any other arrangement necessary or appropriate to provide for the orderly payment and delivery of disbursements from the Trust;

(e)	to direct the Trustee regarding Plan Investments, and to select Investment Options, in accordance with Sections 1.33 and 4.7 of the Plan;

(f)	to delegate to other persons such of its responsibilities as it may determine;

(g)	to employ suitable agents, actuaries, auditors, legal counsel, and other advisers as it may determine;

(h)	to allocate among its members such of its responsibilities as it may determine; and

6.

(i)	to prepare, file, and distribute such forms, statements, descriptions, returns, and reports relating to the Plan as may be required by law.

The foregoing list of express powers is not intended to be either complete or conclusive, but the Committee shall, in addition, have such powers as it may reasonably determine to be necessary to the performance of its duties under the Plan and as specified in the Charter.  The decision or judgment of the Committee on any question arising in connection with the exercise of any of its powers or any matter of Plan Administration or the determination of benefits shall be final, binding and conclusive upon all parties concerned.

13.6           Committee Reliance on Professional Advice. The Committee is authorized to obtain, and act on the basis of, tables, valuations, certificates, opinions, and reports furnished by an enrolled actuary, accountant, legal counsel, or other advisors.

13.7           Liabilities.  The Company shall indemnify and defend any Plan fiduciary who is an officer, director, or employee of the Company, another Employer or an Affiliated Employer against any claim or liability that arises from any action or inaction in connection with the Plan, subject to the following rules:

(a)	Coverage shall be limited to actions taken in good faith that the fiduciary reasonably believed were not opposed to the best interest of the Plan;

(b)	Negligence by the fiduciary shall be covered to the fullest extent permitted by law; and

(c)	Coverage by the Company shall be reduced to the extent of any insurance coverage.

13.8           Plan Administration Expenses. All reasonable expenses of administering the Plan (including, without limitation, the expenses of the Committee) shall be paid out of the assets of the Trust, in accordance with and to the extent provided in the provisions of the Trust Agreement, except to the extent paid by the Company without request by the Company for reimbursement from the Trust.  Notwithstanding the foregoing sentence, the Committee may direct the Trustee to charge reasonable administrative expenses of the Plan to Participants, including but not limited to fees to process domestic relations orders, but only to the extent that such charges to Participants’ Accounts are consistent with ERISA and interpretative guidance thereunder issued by the DOL.

13.9           Responsibilities of Trustee. Each Trustee shall be responsible for the custody of the assets of the Plan assigned to it, making disbursements at the order of the Committee, and accounting for all receipts and disbursements the assets of the Plan assigned to it.

7.

13.10           Investment Management by Trustee. Each Trustee shall be responsible for managing the investment of the Plan assets in its custody, or any part thereof, when directed to do so by the Committee in accordance with the terms of the Trust Agreement.

13.11           QDRO Procedures. The Committee shall establish written procedures to determine the qualified status of domestic relations orders and to administer distributions under qualified domestic relations.  Such procedures shall be consistent with any regulations prescribed under Section 206(d) of ERISA.  The Committee shall promptly notify the Participant and any alternate payee (as defined in Section 206(d)(3)(K) of ERISA) of the receipt of an order and the procedures for determining the qualified status of domestic relations orders.  Within a reasonable period after receipt of an order, the Committee shall determine whether the order is qualified and shall notify the Participant and each alternate payee of such determination.  During any period in which the qualified status of a domestic relations order is being determined (by the Committee, by a court, or otherwise), the Committee shall direct the Trustee to account separately for the amounts that would have been payable to each alternate payee if the order had been determined to be a Qualified Domestic Relations Order (“QDRO”).  If within 18 months of the receipt of the order, the order (or modification thereof) is determined to be a QDRO, the Committee shall direct the Trustee to pay the segregated amounts (plus any interest thereon) to the person or persons entitled thereto.  If within 18 months of the receipt of the order, it is determined that the order is not qualified, or the issue as to whether the order is qualified is not resolved, then the Committee shall direct the Trustee to pay the segregated amount (plus any interest thereon) to the person or persons who would have been entitled to such amounts if there had been no order.  Any determination that an order is qualified that is made after the close of the 18 month period shall be applied prospectively only.

13.12           Service in Multiple Fiduciary Capacities. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan, in accordance with Section 402(c) (1) of ERISA.

13.13           Claims Procedure.   Any claim or appeal for benefits under this Plan shall be made in writing in such form and pursuant to such procedures as are prescribed by the Committee and set forth in the Plan’s summary plan description.

IN WITNESS WHEREOF, the Company has executed this amendment on this 30th day of December, 2009.

CENTURYTEL, INC.

By: /s/ Stacey W. Goff
Name: Stacey W. Goff
Title: Executive Vice-President, General Counsel and Secretary